UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1−K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

Otis Collection LLC
(Exact name of issuer as specified in its charter)

Delaware	84-3316802
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

335 Madison Ave, 16th Floor, New York, NY 10017
(Full mailing address of principal executive offices)

201-479-4408
(Issuer’s telephone number, including area code)

No securities issued pursuant to Regulation A as of filing
(Title of each class of securities issued pursuant to Regulation A)

ITEM 7.  FINANCIAL STATEMENTS
2

To the Members of
Otis Collection LLC
New York, New York
INDEPENDENT AUDITOR’S REPORT
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of Otis Collection LLC, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the period from October 8, 2019 (inception) to December 31, 2019, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.
Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Otis Collection LLC as of December 31, 2019, and the results of its consolidated operations and cash flows for period from October 8, 2019 (inception) to December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matters
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated revenues or profits since inception, has sustained a net loss for the period ended December 31, 2019, and has limited liquid assets as of December 31, 2019. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Artesian CPA, LLC
Denver, Colorado
July 14, 2020
Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

OTIS COLLECTION LLC
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019

As of Dec 31, 2019
Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ -
TOTAL CURRENT ASSETS	-

OTHER ASSETS
Art and Other Collectible Assets	45,900
TOTAL OTHER ASSETS	45,900

TOTAL ASSETS	$ 45,900

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES
Notes Payable	45,900
Interest Payable	353
TOTAL OTHER CURRENT LIABILITIES	46,253
TOTAL CURRENT LIABILITIES	46,253

MEMBERS’ EQUITY/(DEFICIT)
Net Loss	(353)
TOTAL MEMBERS’ EQUITY/(DEFICIT)	(353)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)	$ 45,900

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

OTIS COLLECTION LLC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019

Dec 31, 2019
Total Consolidated
Operating Income
Revenue	$ -
Gross Profit	-

Operating Expenses
Organizational costs	-
Brokerage fees	-
Sourcing fees	-
Other fees	-
Total Operating Expenses	-
Net Income from Operations	-

Other Expenses
Interest expense	353
Total Other Expenses	353
Net Loss	$ (353)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

OTIS COLLECTION LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)
FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019

Dec 31, 2019
Total Consolidated
Beginning Balance	$ -

Net Loss	(353)

Ending Balance	$ (353)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

OTIS COLLECTION LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019

As of Dec 31, 2019
Total Consolidated
Cash Flows From Operating Activities:
Net Loss For the Period	$ (353)
Adjustment to reconcile Net Loss to Net Cash provided by operations:
Interest Payable – related party	353
Total Adjustments	353
Net Cash Flows From Operating Activities	-

Cash at Beginning of Period	-
Net Increase (Decrease) In Cash	-
Cash at End of Period	$ -

Supplemental Disclosure of Non-Cash Financing Activities:
Purchase of Art and Other Collectibles by Issuance of Notes Payable – related party	$ (45,900)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
NOTE 1:  NATURE OF OPERATIONS
Otis Collection LLC (the “Company”) is a series limited liability company formed on October 8, 2019 pursuant to Section 18-215 of the Delaware Limited Liability Company Act. The Company was formed to engage in the business of acquiring and managing a collection of investment-grade art and collectibles (the “Underlying Assets”). The Company has created, and it is expected that the Company will continue to create, separate series of the Company (each, a “Series”), and that each Underlying Asset will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.
The Company is dependent upon additional capital resources for its planned principal operations and subject to significant risks and uncertainties, including failure to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.
Otis Wealth, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for the Underlying Assets owned by the Company and each Series (the “Asset Manager”). The Series acquire the Underlying Assets from the Manager, financed through interest-bearing promissory notes issued to the Manager, and develop the financial, offering and other materials to begin offering the Interests through a mobile app-based investment platform called Otis (the “Otis Platform”).
The Company sells and intends to continue selling Interests in a number of separate individual Series. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of the closing of an offering related to that particular Series are an Underlying Asset (plus any cash reserves for future operating expenses). All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”).
Operating Agreement
General
In accordance with the Operating Agreement, each Interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
Voting Rights
The Manager has broad authority to take action with respect to the Company and any Series. Interest holders do not have any voting rights as an Interest holder in the Company or a Series except with respect to:
●
the removal of the Manager;
●
the dissolution of the Company upon the for-cause removal of the Managing Member; and
●
an amendment to the Operating Agreement that would:
o
adversely affect the rights of an Interest holder in any material respect;
o
reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;
o
change the situations in which the Company and any Series can be dissolved or terminated;
o
change the term of the Company (other than the circumstances provided in the Operating Agreement); or
o
give any person the right to dissolve the Company.
When entitled to vote on a matter, each Interest holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series must be approved by two thirds of the votes that may be cast by all Interest holders in any Series. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by all Interest holders in any Series present in person or represented by proxy.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
Distributions Upon Liquidation
Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation); and thereafter, (iii) first, 100% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution and second, (A) 10% to the Manager and (B) 90% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series).
Free Cash Flow Distributions
The Manager has sole discretion in determining what distributions of free cash flow, if any, are made to holders of Interests of each Series. Free cash flow consists of the net income (as determined under accounting principles generally accepted in the United States of America (“GAAP”)) generated by such Series plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the Underlying Asset related to such Series. The Manager may maintain free cash flow funds in a deposit account or an investment account for the benefit of the Series.
Any free cash flow generated by a Series from the utilization of the Underlying Asset related to such Series shall be applied within the Series in the following order of priority:
●
repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;
●
thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future operating expenses; and
●
thereafter by way of distribution to holders of the Interests of such Series (net of corporate income taxes applicable to the Series), which may include asset sellers of the Underlying Asset related to such Series or the Manager or any of its affiliates.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
Manager’s Interest
At the closing of each offering, and unless otherwise set forth in the applicable Series designation, the Manager shall acquire a minimum of 2% and up to a maximum of 19.99% of the Interests sold in connection with each offering (of which the Manager may sell all or any portion from time to time following the closing of such offering) for the same price per share offered to all other potential investors.
NOTE 2:  GOING CONCERN
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.
These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.
The accompanying consolidated financial statements include the accounts of the Company as well as its Series required to be consolidated under GAAP.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
Cash and Cash Equivalents
The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2019, the Company had no cash on hand
Art and Other Collectible Assets
The Underlying Assets, including art and other collectible assets, are recorded at cost. The cost of the Underlying Asset includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to each Series incurred prior to the closing, including brokerage and sales fees and commissions (but excluding the brokerage fee referred to above), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.
The Company treats the Underlying Assets as long-lived assets, and the Underlying Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
The Underlying Assets are purchased by the Series from the Manager in exchange for an interest-bearing promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Manager and are reimbursed by the Series from the proceeds of the offering. The Series also distributes the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.
Acquisition expenses related to a particular Series that are incurred prior to the closing of an offering are initially funded by the Manager but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the Series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the Underlying Asset. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.
As of December 31, 2019, the Company’s total investment in the Underlying Assets across all Series was $45,900 as detailed in the table below. The Company does not believe any of its art and other collectible assets are impaired.
Series	Series Name	Total Investment in Art and Other Collectible Assets
Series Drop #001	Amazing Spider-Man #129	$14,000
Series Drop #002	Nike x Off White: The Ten	$18,400
Series Drop #003	Giant Size X-men #1	$13,500
Total		$45,900

Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
The carrying amounts reported in the balance sheets approximate their fair value.
Revenue Recognition
ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.
The Company recognizes revenue when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: (a) identify the contract with a customer; (b) identify the performance obligations in the contract; (c) determine the transaction price; (d) allocate the transaction price to performance obligations in the contract; and (e) recognize revenue as the performance obligation is satisfied. Revenues are expected to be derived from the sale of each Underlying Asset in the associated Series, with the buyer of an Underlying Asset being a “customer” for purposes of ASC Topic 606. As of December 31, 2019, the Company has not recognized any revenue as there have been no sales of Underlying Assets in any Series.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
Operating Expenses
After the closing of an offering of Interests, each Series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the Underlying Assets. This includes transportation, import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing and utilization of the Underlying Assets; any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for a Series to be made available to investors in certain states, any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the Securities and Exchange Commission; any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Manager or Asset Manager, in connection with the Underlying Assets; any withholding or transfer taxes imposed on the Company, a Series or any Interest holders as a result of its or their earnings, investments or withdrawals; any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements; any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series or the Manager in connection with the affairs of the Company or a Series; the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series; all custodial fees, costs and expenses in connection with the holding of an Underlying Asset; any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series; the cost of the audit of the annual consolidated financial statements of the Company or a Series and the preparation of tax returns and circulation of reports to Interest holders; any indemnification payments; the fees and expenses of counsel to the Company or a Series in connection with advice directly relating to its legal affairs; the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and any similar expenses that may be determined to be operating expenses, as determined by the Manager in its reasonable discretion.
Prior to the closing, operating expenses are borne by the Manager and not reimbursed by the Series. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Assets).

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
If the operating expenses exceed the amount of revenues generated from an Underlying Asset and cannot be covered by any operating expense reserves on the balance sheet of such Series, the Manager may (a) pay such operating expenses and not seek reimbursement; (b) loan the amount of the operating expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Underlying Asset (“Operating Expenses Reimbursement Obligation(s)”); and/or (c) cause additional Interests to be issued in the such Series in order to cover such additional amounts.
Sourcing Fee: The Asset Manager will be paid a fee as compensation for sourcing each Underlying Asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by the Asset Manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from outside investors through each offering. Notwithstanding the foregoing, such broker will not receive any fee on funds raised from the sale of Interests to the Manager. The Company expenses brokerage costs as they are incurred.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
Income Taxes
The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (“IRC”), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company has elected, in accordance with IRC, to treat each individual Series as a separate subchapter C corporation for tax purposes. No tax provision has been recorded for any Series through the balance sheet date as each is in a taxable loss position and no further tax benefits can be reasonably anticipated.
The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.
NOTE 4:  RELATED PARTY TRANSACTIONS
In the normal course of business, the Series have and will acquire Underlying Assets from the Manager in exchange for interest bearing promissory notes. Interest is calculated at an annual rate of 7.5% for a four-month period. Principal and accrued interest are due within fourteen days of the closing of the offering for the associated Series. The principal balance due to the Manager as of December 31, 2019 was $45,900, with interest payable to the Manager of $353 as detailed in the table below:
Series Name	Note Principal Payable	Note Interest Payable	Total Due to Manager
Series Collection Drop 001	$ 14,000	$ 114	$ 14,114
Series Collection Drop 002	18,400	138	18,538
Series Collection Drop 003	13,500	101	13,601
Totals	$ 45,900	$ 353	$ 46,253

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.
NOTE 5: DUE TO MANAGER
To fund its organizational and start-up activities as well as to advance funds on behalf of a Series to purchase assets, the Manager has covered the expenses and costs of the Company and its Series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire assets from the Series subscription proceeds (less the applicable management fees), as they are received. As of December 31, 2019, the Company did not have any amounts due to the Manager aside from as discussed in Note 4.
NOTE 6: MEMBERS’ LIABILITY
The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
NOTE 7: MEMBERS’ EQUITY
The members of each Series have certain rights with respect to the Series to which they are subscribed. Each Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the Underlying Asset held in that series after deduction of expense allocations and direct expenses attributable to the Underlying Asset, based on their percentage of the total outstanding Interests in that Series.
The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation or liability.
As of December 31, 2019, the Company has offered no Series interests to the general public, so the Company has received no subscriptions for any Series, and no Series offering has closed.
NOTE 8:  RECENT ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard upon formation in October 2019.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
The Company does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

OTIS COLLECTION LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND FOR THE PERIOD FROM OCTOBER 8, 2019 (INCEPTION) TO DECEMBER 31, 2019
NOTE 9: COMMITMENTS AND CONTINGENCIES
The Company is not currently involved with and does not know of any pending or threatened litigation against the Company, its member or the Manager.
NOTE 10:  SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 14, 2020, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements, except as set forth below.
Subsequent to December 31, 2019, the Company offered Series Collection Drop 001, Series Collection Drop 002 and Series Collection Drop 003 Interests to the general public.
On April 23, 2020, prior to launch of the offerings of Series Collection Drop 001 and Series Collection Drop 003 Interests, the Manager and the Company amended the documents governing the purchase of the Series Collection Drop 001 and Series Collection Drop 003 assets. This resulted in corresponding decreases in: (a) the aggregate offering sizes of (i) Series Collection Drop 001 Interests, from 600 to 520, and (ii) Series Collection Drop 003 Interests, from 580 to 500; (b) the principal balance due to the Manager, from $45,900 to $43,900, and interest payable to the Manager, from $353 to $337, each as of July 14, 2020; and (c) total assets, specifically “Art and Other Collectible Assets,” from $45,900 to $43,900 as of July 14, 2020.

ITEM 8.  EXHIBITS
Exhibit No.	Description
2.1	Certificate of Formation of Otis Collection LLC (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on November 29, 2019)
2.2	Limited Liability Company Agreement of Otis Collection LLC (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on November 29, 2019)
2.3	First Amendment to the Limited Liability Company Agreement of Otis Collection LLC (incorporated by reference to Exhibit 2.3 to the Amended Offering Statement on Form 1-A/A filed on January 10, 2020)
3.1	Amended and Restated Series Designation for Series Collection Drop 001 Interests (incorporated by reference to Exhibit 3.1 to the Current Report on Form 1-U filed on April 23, 2020)
3.2	Series Designation for Series Collection Drop 002 Interests (incorporated by reference to Exhibit 3.2 to the Offering Statement on Form 1-A filed on November 29, 2019)
3.3	Amended and Restated Series Designation for Series Collection Drop 003 Interests (incorporated by reference to Exhibit 3.3 to the Current Report on Form 1-U filed on April 23, 2020)
4.1	Form of Subscription Agreement for Series Collection Drop 001 Interests (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on January 10, 2020)
4.2	Form of Subscription Agreement for Series Collection Drop 002 Interests (incorporated by reference to Exhibit 4.2 to the Amended Offering Statement on Form 1-A/A filed on January 10, 2020)
4.3	Form of Subscription Agreement for Series Collection Drop 003 Interests (incorporated by reference to Exhibit 4.3 to the Amended Offering Statement on Form 1-A/A filed on January 10, 2020)
6.1.1
Broker-Dealer Services Agreement, dated November 15, 2019, between Otis Collection LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.1.2
First Amendment to Broker-Dealer Services Agreement, dated February 11, 2020, between Otis Collection LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.2 to the Amended Offering Statement on Form 1-A/A filed on

6.2.1
Asset Management Agreement, dated November 22, 2019, between Otis Wealth, Inc. and Series Collection Drop 001, a Series of Otis Collection LLC (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.2.2
First Amendment to Asset Management Agreement, dated April 23, 2020, between Otis Wealth, Inc. and Series Collection Drop 001, a Series of Otis Collection LLC (incorporated by reference to Exhibit 6.2.2 to the Current Report on Form 1-U filed on April 23, 2020)

6.3.1
Purchase and Sale Agreement, dated November 22, 2019, between Series Collection Drop 001, a Series of Otis Collection LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.3 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.3.2
First Amendment to Purchase and Sale Agreement, dated April 23, 2020, between Series Collection Drop 001, a Series of Otis Collection LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.3.2 to the Current Report on Form 1-U filed on April 23, 2020)

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6.4
Amended and Restated Promissory Note issued by Series Collection Drop 001, a Series of Otis Collection LLC, in favor of Otis Wealth, Inc. on April 23, 2020 (incorporated by reference to Exhibit 6.4.2 to the Current Report on Form 1-U filed on April 23, 2020)

6.5
Asset Management Agreement, dated November 25, 2019, between Otis Wealth, Inc. and Series Collection Drop 002, a Series of Otis Collection LLC (incorporated by reference to Exhibit 6.5 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.6
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 002, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.6 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.7
Promissory Note issued by Series Drop 002, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.7 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.8.1
Asset Management Agreement, dated November 25, 2019, between Otis Wealth, Inc. and Series Collection Drop 003, a Series of Otis Collection LLC (incorporated by reference to Exhibit 6.8 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.8.2
First Amendment to Asset Management Agreement, dated April 23, 2020, between Otis Wealth, Inc. and Series Collection Drop 003, a Series of Otis Collection LLC (incorporated by reference to Exhibit 6.8.2 to the Current Report on Form 1-U filed on April 23, 2020)

6.9.1
Purchase and Sale Agreement, dated November 25, 2019, between Series Collection Drop 003, a Series of Otis Collection LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.9 to the Offering Statement on Form 1-A filed on November 29, 2019)

6.9.2
First Amendment to Purchase and Sale Agreement, dated April 23, 2020, between Series Collection Drop 003, a Series of Otis Collection LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.9.2 to the Current Report on Form 1-U filed on April 23, 2020)

6.10
Amended and Restated Promissory Note issued by Series Collection Drop 003, a Series of Otis Collection LLC, in favor of Otis Wealth, Inc. on April 23, 2020 (incorporated by reference to Exhibit 6.10.2 to the Current Report on Form 1-U filed on April 23, 2020)

8.1
Escrow Agreement, dated July 26, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Collection Drop 001, a Series of Otis Collection LLC (incorporated by reference to Exhibit 8.1 to the Offering Statement on Form 1-A filed on November 29, 2019)

8.2
Escrow Agreement, dated July 26, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Collection Drop 002, a Series of Otis Collection LLC (incorporated by reference to Exhibit 8.2 to the Offering Statement on Form 1-A filed on November 29, 2019)

8.3
Escrow Agreement, dated July 26, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Collection Drop 003, a Series of Otis Collection LLC (incorporated by reference to Exhibit 8.3 to the Offering Statement on Form 1-A filed on November 29, 2019)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: July 17, 2020	OTIS COLLECTION LLC By: Otis Wealth, Inc., its managing member

/s/ Michael Karnjanaprakorn
Name: Michael Karnjanaprakorn
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Michael Karnjanaprakorn		Chief Executive Officer and Director of Otis Wealth, Inc. (principal executive officer and principal financial and accounting officer)	July 17, 2020
Michael Karnjanaprakorn

Otis Wealth, Inc.		Managing Member	July 17, 2020

By:	/s/ Michael Karnjanaprakorn
Name: Michael Karnjanaprakorn
Title: Chief Executive Officer
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